Exhibit 3.52

AMENDED AND RESTATED ARTICLES OF INCORPORATION

Pursuant to the provisions of The General and Business Corporation Law of Missouri, the undersigned Corporation certifies the following:

1.	The present name of the Corporation is Sealy Mattress Company of Kansas City, Inc. The name under which it was originally organized is Sealy Mattress Co. of Kansas City.

2.	Amended and Restated Articles of Incorporation of the corporation were adopted by the sole shareholder on March , 2013.

3.	The Amended and Restated Articles of Incorporation are in the form attached hereto.

4.	Of the 600 shares outstanding, 600 of such shares were entitled to vote on the amendment and restatement.

The number of outstanding shares of any class or series entitled to vote thereon as a class were as follows:

Class/Series	Number of Outstanding Shares
Common	600

5.	The number of shares voted for and against the amendment and restatement was as follows:

Class	No. Voted For	No. Voted Against
Common	600	-0-

IN AFFIRMATION THEREOF, the facts stated above are true.

(The undersigned understands that false statements made in this filing are subject to the penalties provided under Section 575.040, RSMo)

/s/ Michael Q. Murray	Michael Q. Murray	Vice President	March 12, 2013
Authorized Signature	Printed Name	Title	Date

AMENDED AND RESTATED ARTICLES OF INCORPORATION

ARTICLE ONE

The name of the corporation is: Sealy Mattress Company of Kansas City, Inc.

ARTICLE TWO

Registered agent’s name: CT Corporation System

Address, including street and number, for the registered agent’s office in the state of Missouri: 120 South Central Avenue, Clayton, MO 63105

ARTICLE THREE

The aggregate number, class, and par value of shares that the corporation shall have authority to issue shall be one thousand (1,000) shares of common stock having no par value.

ARTICLE FOUR

The name and physical business or residence address of each incorporator is as follows:

Name	City and State
Edward J. Kanter	Kansas City, MO
Joseph Hartman	Kansas City, MO
I. Gale	Kansas City, MO
Chester B. Kaplan	Kansas City, MO

ARTICLE FIVE

The duration of the corporation is perpetual.

ARTICLE SIX

The corporation is formed to do any and all legal acts permitted to be done by corporations organized under and pursuant to “The General and Business Corporation Law of Missouri.”

ARTICLE SEVEN

The number of directors shall be fixed by, or in the manner provided in, the Bylaws of the corporation.

ARTICLE EIGHT

The power to make, alter, amend, or repeal the Bylaws of the corporation shall be vested in the shareholders or the Board of Directors of the corporation.

ARTICLE NINE

No holder of shares of any class of stock of this corporation, either now or hereafter authorized or issued, shall have any preemptive or preferential right to subscribe for or purchase any shares of any class of stock of this corporation, either now or hereafter authorized whether issued for cash, property or services, or to subscribe for or purchase obligations, bonds, notes, debentures, other securities or stock convertible into stock of any class of this corporation, other than such right, if any, as the Board of Directors in its discretion may from time to. time determine, and at such prices as the Board of Directors may from time to time fix.